Exhibit 10.1
The document below has been translated from French. In the case of any discrepancy between this version and the French version, the French version will prevail.

Indefinite-term Employment Agreement

Between the undersigned:

CRITEO,

A French société anonyme with a stated capital of €367,854.78, PARIS RCS 484 786 249, whose registered office is at 32 rue Blanche, 75009 Paris,

Represented by Mr. Antoine Mingalon, Chief Culture Officer
(Hereinafter the “Company”)

Party of the first part,

And

Dan Teodosiu, residing at ###, of Austrian nationality, whose Social Security number is # ## ## ## ### ### ##.
(Hereinafter “the Employee”)

Party of the second part,

The following has been agreed:

Article 1-: COMMITMENT

1-1 The employee, who states that he is free of any commitment on the effective date of this contract and is not subject to any non-compete clause, is hired in the capacity of Vice President Engineering, subject to the results of the pre-employment medical examination.

1-2. This contract is governed by French law, the Convention Collective Nationale des Bureaux d’Etudes Techniques [National Collective Bargaining Agreement for Technical Design Offices] (No. 1486), Engineering Consultancy Firms and Consulting Companies (hereinafter the “Collective Bargaining Agreement”), as well as the specific provisions set out below.

Article 2-. TERM OF THE CONTRACT AND TERMINATION

2-1. This contract is entered into for an indefinite term as of Monday, February 4, 2013.

2-2. However, it will only become final after a three-month probationary period.

By mutual agreement between the parties, this probationary period may be extended for an additional three-month period.
During this probationary period, either party may terminate this contract by giving due notice required by law.

2-3. After the probationary period, either party may terminate the contract, at any time, in accordance with the provisions of Article L 1231-1 of the French Labor Code, subject to a prior notice period of three months, except in the event of gross misconduct or negligence by the Employee.

Article 3-. DUTIES

The employee will have Executive status and will hold the position of “Vice President Engineering” corresponding to position 3.3, hierarchy coefficient 270 in the Collective Bargaining Agreement.

Due to the nature of this position, the duties associated with this position are subject to change in relation to the Company’s adaptation requirements and its needs.

Article 4-. PLACE OF WORK

4-1. For information purposes, it is specified that the employee’s usual place of work is located at the Company’s premises at 32 rue Blanche, 75009 Paris.
The employee will carry out his duties at the Company’s main establishment or in any other place where his presence may be required for the proper functioning of the Company.

4-2 Given the specific nature of the Employee’s duties and depending on the Company’s interests and needs, the Company reserves the right to change the Employee’s place of work in France, the United Kingdom or the United States subject to compliance with the contractual provisions.

4-3. The employee’s duties may additionally require him to carry out assignments in France and/or abroad. In such circumstances, the travel and accommodation arrangements will be provided for by the Company.

Article 5-. REMUNERATION

In compensation for his work, the Employee will receive a gross annual salary of €210,000 (two hundred and ten thousand euros) paid over 12 months, i.e. a gross monthly salary of €17,500 (seventeen thousand five hundred euros).

In addition to this remuneration there may be variable bonuses in a gross annual amount of €63,000 (sixty three thousand euros) if 100% of objectives are achieved, which may in no event exceed a gross amount of €78,750 (seventy eight thousand seven hundred and fifty euros) per year.
These variable bonuses are based on the Company’s and the Employee’s performance objectives which will be determined and communicated to the Employee by his line manager.

Article 6-. WORK PERIOD

In his capacity as an autonomous executive, given his independence in completing his assignments and the freedom he is granted to organize his work, the Employee benefits from an individual flat-rate pay agreement covering the number of working days per year, in accordance with the Collective Bargaining Agreement on the Work Period applicable within the Company and signed on February 7, 2012 (a copy of which is available on the intranet).

By virtue of this agreement, and in accordance with the statutory provisions, the number of working days is set at 217 working days per year.

The days corresponding to time off in lieu of overtime are acquired in proportion to the actual days worked in the year.

Furthermore, and with the agreement of his superiors, the Employee may waive the right to take some of his days off. This agreement must be made in writing. The total number of days worked in the year may not in any event exceed the limit of 227 days. The remuneration for these additional days worked will include a 10% salary increase.

Finally, it is recalled that that the Employee has the necessary freedom to carry out his duties, in particular with regard to the organization of his schedule.
However, the Company intends to ensure that the applicable minimum daily and weekly time off is complied with and as a result prefers that the work is performed during the Company’s business hours and days.
The Employee also undertakes to comply with any procedure in force within the Company for summarizing the days worked and verifying compliance with daily and weekly time off.

Article 7-. PAID LEAVE

The employee will have paid leave under the conditions provided for in the French Labor Code and the Collective Bargaining Agreement.

Article 8-. PROFESSIONAL OBLIGATIONS

The employee will be required to observe the provisions regulating the working conditions applicable to all company employees, as well as the general rules regarding discipline and work safety as stated in the company’s internal regulations which have been communicated to him.

Article 9-. COPYRIGHT – GUARANTEE

9-1. It is recalled that the Company is the ab initio holder, in accordance with Article L 113-9 of the French Intellectual Property Code, of the rights to the software and documents created by the employee in the performance of his duties or according to the Company’s instructions.

As needed, it is specified that the employee transfers the full and complete ownership of the following to the Company, exclusively and definitively, for the entire world and for the legal duration of the copyrights:

- software, development and IT work of any nature, in particular webpages, HTML development, and source code and object code development, as well as their documentation including in particular the preparatory design work within the meaning of Article L 112-2 of the French Intellectual Property Code as well as the specifications, preliminary studies, plans, models, functional and organic analysis files, programming files, including the interface specifications, technical documentation, user documentation, and operating manual documenting all the works created outside of the exercise of his duties, using the Company’s equipment or know-how, hereinafter referred to as “the creations”;

In accordance with the provisions of Articles L 122-6 and L 131-3 of the French Intellectual Property Code, the transfer concerns all of:

- the rights of reproduction, integration in full or in part, in any format whatsoever, creations, on any media and in particular paper, magnetic, digital or any other IT or electronic media, known or unknown, now or in the future,

- the rights of representation by all means of distribution whatsoever, known or unknown at this time, and in particular through any Internet or Intranet telecommunication network or any means of telecommunication including through radio waves, satellite or cable,

- the rights to adapt, modify, decompile, translate into any language and any programming language, arrange, correct errors, conduct monitoring, carry out maintenance, development, and publishing of creations,

- the rights to make available and distribute to the public in all its forms as well as the right to transfer or dismiss all or part of the rights transferred to any third parties. These rights include the operating rights, whether in return for payment or free of charge, directly or indirectly, including the initial public offering rights, the rental and loan rights.
In accordance with the provisions of Article L. 113-9 of the French Intellectual Property Code, the legal transfer made to the employer will not entail additional remuneration or the payment of indemnities and the price of this transfer, insofar as it would apply outside the above-mentioned legal framework, is definitively included in the remuneration received by the employee for making the creations.

 9-2. Regarding the inventions made by the employee, the latter will be governed by the provisions of Article L 611-6 et seq., R. 611-1 et seq. of the French Intellectual Property Code as well as the provisions of Articles 75 et seq. of the Collective Bargaining Agreement. In this regard the employee acknowledges that the duties entrusted to him by virtue of this contract involve by their nature an inventive task.

9-3. The employee warrants to the Company that to his knowledge, he holds all the intellectual property rights on the transferred creations and inventions, and that the creations and inventions do not infringe any copyrights.

9-4. The employee undertakes to collaborate with the Company, to sign any documents, including any reiterative agreements, and to conduct any formalities that may be necessary for the thoroughness of the transfers of rights stipulated in this article. The employee acknowledges that this commitment will survive the termination of his employment contract for any reason whatsoever.

Article 10-. EXCLUSIVITY – CONFIDENTIALITY

10-1 The employee shall dedicate all his time and all his activity in service of the Company and may not, during the entire term of this contract and without the prior written agreement of the Company, engage in any competing professional activity, whether remunerated or not, on his own behalf or that of a third party.

10-2 As part of his duties, the employee will need to have access to confidential information, concerning in particular commercial and/or financial information, on any media whatsoever, regarding the Company or one of the Companies in the group. In order to ensure reasonable protection of the Company’s interests, its business as well as the business of the Companies in the group, the employee shall refrain from using or disclosing this information and undertakes to observe the greatest confidentiality with regard to this information.
This confidentiality commitment remains applicable after the termination of the employee’s employment contract and will only cease to be in force when said information becomes part of the public domain without there having been an unlawful revelation by the employee.

Article 11-. NON-COMPETE CLAUSE

11-1 Given the nature of his duties as Vice President Engineering, the employee shall refrain, in the event of termination of his employment agreement, for any reason whatsoever:

(i)	from entering into the service, in any capacity whatsoever (employee, company representative, independent consultant, etc.):

•	of a company whose principal activity is developing and/or selling products in competition with those of the Company, namely a behavioral retargeting or targeting solution,

•	of the department in charge of targeting or retargeting solutions within a company whose ancillary activity is selling and/or developing these solutions.

and/or

(ii)	from participating, in any form whatsoever, directly or indirectly, in the activity of a company of this kind and within a department specializing in this activity.

This covenant not to compete is limited to a period of one year as of the Employee’s effective date of departure from the Company and covers France.

11-2 In consideration for this covenant not to compete, the Employee shall receive a gross monthly payment in the amount of 33% of the average monthly salary received over the twelve months prior to the termination of the employment contract, which will be paid on the customary payment dates. As this payment is considered salaries and wages, it will be subject to the applicable social security contributions and social welfare withholdings, which the Employee expressly acknowledges.

11-3 The Company may waive the benefit of this covenant not to compete, subject to informing the Employee thereof within fifteen days following notice of the termination of the employment contract by either party. In such case, no payment will be due during this fifteen-day period.

Article 12-. PENALTY CLAUSE

Any violation of the non-compete clause or the confidentiality clause will render the employee liable towards the Company for the payment of a fixed-rate penalty in an amount equal to six (6) months of the employee’s latest gross monthly fixed salary, without the need to give prior notice to cease the competing activity or the breach of confidentiality.

This compensation does not release the employee from his contractual obligations until over the expiration thereof.

The payment of the penalty does not deprive the Company of the right it hereby expressly reserves to obtain fair compensation for the loss suffered and to obtain a court order for the termination of the competing activity or the breach of confidentiality, under penalty.

Article 13-. DUTY OF DISCRETION AND FAIR COMPETITION

Whether during the performance of the employment contract or in the case of termination of the latter for any reason whatsoever and within the statute of limitations, the employee undertakes to assume a duty of discretion towards the company and as a result shall refrain from denigrating and/or harming the Company’s image and interests, as well as its shareholders, directors, staff and all partners, by any means and in any form whatsoever.

In addition, the employee shall refrain, directly and indirectly, from committing any acts that constitute unfair competition, including but not limited to:

•	denigration of the Company’s product/services or policies and more generally any denigration harming the Company’s reputation,

•	voluntary creating confusion between the Company and any new employer (name or acronym that are nearly identical, use of distinctive signs, etc.)

•	any act that may harm the Company’s organization, such as poaching the Company’s staff, hijacking of clients, etc.

The employee undertakes not to incite, attempt to incite or assist anyone else in inciting or attempting to incite any of the Company’s clients or suppliers to cease their work or business relationship with the Company.

If the employee should violate this clause, the Company reserves the option of initiating legal action against the employee in order to obtain fair compensation for the loss suffered and the termination, under penalty, of the acts of unfair competition.

Article 14: Information about the “disability, invalidity, death” and “reimbursement of medical costs” schemes

The employee acknowledges, on this date, having received a copy, from Criteo’s management, in accordance with Article L 911-1 of the French Social Security Code, of the company’s collective bargaining agreement on:

•	The collective and compulsory “disability, invalidity, death” scheme,

•	The collective and compulsory “reimbursement of medical costs” scheme.

This acknowledgement cannot in any event have the effect of contractualizing the benefits in question, as the schemes are purely collective in nature.

Purely for information purposes, it is specified that the company’s staff benefit from the additional pension scheme entered into with Mederic (21 rue Laffitte - 75009 PARIS).

Article 15 – STATUTE OF LIMITATIONS
In accordance with the provisions of Article 2254 paragraph 1 of the French Civil Code, and subject to contrary legal provisions, the parties agree to reduce the statute of limitations for all actions arising from the conclusion, performance and termination of this employment contract to one year as from the termination of the employment contract.

Signed in Paris, on 11/20/2012
In two originals

Dan Teodosiu	On behalf of the Company
“Read and approved”	Antoine Mingalon
/s/ Dan Teodosiu	/s/ Antoine Mingalon